                                                                     EXHIBIT 2.1

    EXHIBITS TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K. THE REGISTRANT
    SHALL FURNISH SUPPLEMENTARY A COPY OF ANY OMITTED EXHIBITS TO
    THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                                ARIS CORPORATION

                                      AND

                       INTIME SYSTEMS INTERNATIONAL, INC.

                                 APRIL 26, 1998

                               TABLE OF CONTENTS

1. Definitions.............................................................  A-1
2. Basic Transaction.......................................................  A-3
  (a)The Merger............................................................  A-3
  (b)The Closing...........................................................  A-3
  (c)Actions at the Closing................................................  A-3
  (d)Effect of Merger......................................................  A-3
  (e)Procedure for Exchange of Target Shares, Warrants and Options.........  A-5
  (f)Closing of Transfer Records...........................................  A-5
3. Representations and Warranties of the Target............................  A-5
  (a)Organization, Qualification, and Corporate Power......................  A-6
  (b)Capitalization........................................................  A-6
  (c)Authorization of Transaction..........................................  A-6
  (d)Noncontravention......................................................  A-6
  (e)Filings with the SEC..................................................  A-6
  (f)Financial Statements..................................................  A-6
  (g)Events Subsequent to Most Recent Fiscal Period End....................  A-7
  (h)Undisclosed Liabilities...............................................  A-7
  (i)First Quarter Results of Operations...................................  A-7
  (j)Brokers' Fees.........................................................  A-7
  (k)Continuity of Business Enterprise.....................................  A-7
  (l)Disclosure............................................................  A-7
  (m)Litigation............................................................  A-7
  (n)Pooling Treatment.....................................................  A-7
4. Representations and Warranties of the Buyer.............................  A-8
  (a)Organization..........................................................  A-8
  (b)Capitalization........................................................  A-8
  (c)Authorization of Transaction..........................................  A-8
  (d)Noncontravention......................................................  A-8
  (e)Filings with the SEC..................................................  A-8
  (f)Financial Statements..................................................  A-9
  (g)Events Subsequent to Most Recent Fiscal Year End......................  A-9
  (h)First Quarter Results of Operations...................................  A-9
  (i)Undisclosed Liabilities...............................................  A-9
  (j)Brokers' Fees.........................................................  A-9
  (k)Continuity of Business Enterprise.....................................  A-9
  (l)Disclosure............................................................  A-9
  (m)Litigation............................................................  A-9
  (n)Pooling Treatment..................................................... A-10
5. Covenants............................................................... A-10
  (a)General............................................................... A-10
  (b)Notices and Consents.................................................. A-10
  (c)Regulatory Matters and Approvals...................................... A-10
  (d)Fairness Opinion and Comfort Letters.................................. A-10
  (e)Listing of Buyer Shares............................................... A-11

                                      (i)

  (f)Operation of Business................................................. A-11
  (g)Full Access........................................................... A-11
  (h)Notice of Developments................................................ A-11
  (i)Insurance and Indemnification......................................... A-11
  (j)Continuity of Business Enterprise..................................... A-12
  (k)Pooling; Affiliate Certificate........................................ A-12
  (l)Pooling............................................................... A-12
  (m)Solicitation.......................................................... A-12
  (n)Post-Closing Covenants................................................ A-13
6. Conditions to Obligation to Close....................................... A-13
  (a)Conditions to Obligation of the Buyer................................. A-13
  (b)Conditions to Obligation of the Target................................ A-14
7. Termination............................................................. A-15
  (a)Termination of Agreement.............................................. A-15
  (b)Effect of Termination................................................. A-16
8. Miscellaneous........................................................... A-16
  (a)Survival.............................................................. A-16
  (b)Press Releases and Public Announcements............................... A-16
  (c)No Third Party Beneficiaries.......................................... A-16
  (d)Entire Agreement...................................................... A-17
  (e)Succession and Assignment............................................. A-17
  (f)Counterparts.......................................................... A-17
  (g)Headings.............................................................. A-17
  (h)Notices............................................................... A-17
  (i)Governing Law......................................................... A-18
  (j)Amendments and Waivers................................................ A-18
  (k)Severability.......................................................... A-18
  (l)Expenses.............................................................. A-18
  (m)Construction.......................................................... A-18
  (n)Incorporation of Exhibits and Schedules............................... A-18

Exhibit A-1--Articles of Merger

Exhibit A-2--Certificate of Merger

Exhibit B--Form of Letter of Transmittal

Exhibit C--Permitted Investments

Exhibit D--Target March 31, 1998 Income Statement

Exhibit E--Buyer March 31, 1998 Income Statement

Exhibit F--Form of Affiliate Certificate from Certain Target Stockholders

Exhibit G--Form of Opinion of Counsel to the Target

Exhibit H--Form of Opinion of Accountants Regarding Tax-Free Nature of the
Merger

Exhibit I--Form of Opinion of Counsel to the Buyer

Exhibit J--Form of Agreement to be Bound by Registration Rights Agreement

Exhibit K--Form of Employment Agreement of William E. Berry

Exhibit L--Form of Employment Agreement of Michael D. Matte

Schedule 1--Illustration of Conversion Ratio

Disclosure Schedule--Exceptions to Representations and Warranties


                                      (ii)

                         AGREEMENT AND PLAN OF MERGER

  Agreement entered into as of April 26, 1998 by and between ARIS Corporation, a Washington corporation (the "Buyer"), and InTime Systems International, Inc., a Delaware corporation (the "Target"). The Buyer and the Target are referred to collectively herein as the "Parties."

  This Agreement contemplates a tax-free merger of the Target with and into the Buyer in a reorganization pursuant to Code Section 368(a)(1)(A). The Target Stockholders will receive capital stock in the Buyer in exchange for their capital stock in the Target. The Parties expect that the Merger will further certain of their business objectives including, without limitation,
(i) the expansion of Buyer's capabilities in human resource systems, particularly with PeopleSoft and Oracle software, (ii) the acquisition by Buyer of consulting offices in two strategic locations, thereby strengthening its nationwide presence, and (iii) the Target's ability to broaden its service offerings and geographic coverage in combination with those of Buyer.

  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

  1. Definitions.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  "Articles of Merger" have the meaning set forth in Section 2(c) below.

  "Buyer" has the meaning set forth in the preface above.

  "Buyer-owned Share" means any Target Share that the Buyer owns beneficially.

  "Buyer Comfort Letter" has the meaning set forth in Section 5(d) below.

  "Buyer Public Report" has the meaning set forth in Section 4(e) below.

  "Buyer Share" means any share of the Common Stock, without par value, of the Buyer.

  "Certificate of Merger" has the meaning set forth in Section 2(c) below.

  "Closing" has the meaning set forth in Section 2(b) below.

  "Closing Date" has the meaning set forth in Section 2(b) below.

  "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

  "Conversion Ratio" has the meaning set forth in Section 2(d)(v) below.

  "Definitive Target Proxy Materials" means the definitive proxy materials relating to the Special Target Meeting.

  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

  "Disclosure Schedule" has the meaning set forth in Section 3 below.

  "Dissenting Share" means any Target Share as to which the holder of record has exercised his or its appraisal rights under the Delaware General Corporation Law.

  "Effective Time" has the meaning set forth in Section 2(d)(i) below.

  "Escrow Agreement" means that certain Escrow Agreement dated as of February 16, 1995, by and among American Stock Transfer and Trust Company, Target and the holders of Escrow Shares and Escrow Options.

  "Escrow Option" means an option to purchase one share of Class A Common Stock, par value $.01 per share of the Target, which is subject to the Escrow Agreement.

  "Escrow Share" means one of the 1,934,206 shares of Class B Common Stock, par value $.01 per share, of the Target, subject to the Escrow Agreement.

  "Exchange Agent" has the meaning set forth in Section 2(e)(i) below.

  "Fairness Opinion" has the meaning set forth in Section 5(d)(i) below.

  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

  "IRS" means the Internal Revenue Service.

  "Joint Disclosure Document" means the disclosure document combining the Prospectus and the Definitive Target Proxy Materials.

  "Knowledge" means actual knowledge after reasonable investigation.

  "Merger" has the meaning set forth in Section 2(a) below.

  "Merger Filings" has the meaning set forth in Section 2(c) below.

  "Most Recent Fiscal Period End" has the meaning set forth in Section 3(f) below.

  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

  "Party" has the meaning set forth in the preface above.

  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

  "Pre-Announcement Buyer Share Price" means $34.56 per Buyer Share.

  "Prospectus" means the final prospectus relating to the registration of the Buyer Shares under the Securities Act.

  "Registration Statement" has the meaning set forth in Section 5(c)(i) below.

  "Requisite Target Stockholder Approval" means the affirmative vote in favor of this Agreement and the Merger by the holders of a majority of the Target Shares present in person or by proxy at the Special Target Meeting.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, landlord's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

  "Special Target Meeting" has the meaning set forth in Section 5(c)(ii) below.

  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

  "Target" has the meaning set forth in the preface above.

  "Target Public Report" has the meaning set forth in Section 3(e) below.

  "Target Share" means any share of the Class A Common Stock, par value $.01 per share of the Target, and shall not include any Escrow Share or any Target Share underlying any Escrow Options.

  "Target Share Price" means $9.20 per Target Share.

  "Target Stockholder" means any Person who or which holds any Target Shares.

  "Washington Business Corporation Act" means the Washington Business Corporation Act, as amended.

  2. Basic Transaction.

  (a) The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Buyer (the "Merger") at the Effective Time. The Buyer shall be the corporation surviving the Merger (the "Surviving Corporation").

  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Van Valkenberg Furber Law Group P.L.L.C. in Seattle, Washington, commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

  (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 6(a) below, (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below,
(iii) the Buyer and the Target will file, with the Secretary of State of the State of Washington the Articles of Merger in the form attached hereto as Exhibit A-1 and, with the Secretary of State of the State of Delaware, a Certificate of Merger in the form attached hereto as Exhibit A-2, in accordance with the Washington Business Corporation Act and the Delaware General Corporation Law, respectively (the "Merger Filings") and (iv) the Buyer will deliver to the Exchange Agent in the manner provided below in this
Section 2 the certificate evidencing the Buyer Shares issued in the Merger.

  (d) Effect of Merger.

    (i) General. The Merger shall become effective at the time (the "Effective Time") the Buyer and the Target complete the Merger Filings. The Merger shall have the effect set forth in the Washington Business Corporation Act and the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

    (ii) Articles of Incorporation. The Articles of Incorporation of the Buyer in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

    (iii) Bylaws. The Bylaws of the Buyer in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

    (iv) Directors and Officers. The directors and officers of the Buyer in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

    (v) Conversion of Target Shares. At and as of the Effective Time:

      (A) each Target Share (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive 0.266 Buyer Shares;

      (B) each outstanding warrant to purchase a Target Share shall be converted into the right to receive a warrant of like tenor and quality to purchase 0.266 Buyer Shares at an exercise price equal to (1) the exercise price of such outstanding warrant divided by the Target Share Price (2) multiplied by the Pre-Announcement Buyer Share Price;

      (C) each outstanding option to purchase a Target Share shall be converted into the right to receive an option of like tenor and quality to purchase 0.266 Buyer Shares at an exercise price equal to (1) the exercise price of such outstanding option divided by the Target Share Price (2) multiplied by the Pre-Announcement Buyer Share Price;

      (D) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law;

      (E) each Buyer-owned Share shall be canceled; and

      (F) each Target Share held in Target's treasury shall be canceled.

The ratio of Buyer Shares to one Target Share is referred to herein as the "Conversion Ratio." The Conversion Ratio has been determined by dividing (1) Thirty-Three Million Dollars ($33,000,000) less the value of all Target Warrants ($5,367,375) and Target Options ($3,462,737) outstanding as of the date of this Agreement by (2) $34.56, which is the average closing price for one Buyer Share as reported by the Nasdaq National Market for the ten trading days from the earlier of (i) the first public announcement of the Merger or
(ii) the date of this Agreement (the "Pre-Announcement Buyer Share Price") which quotient shall be divided by the outstanding number of Target Shares, and shall be subject to (x) equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding and (y) price adjustment in the event that the average closing price for one Buyer Share as reported on by the Nasdaq National Market for the ten trading days immediately preceding the Closing Date has dropped by more than 8.85% from the Pre-Announcement Buyer Share Price, in which case the formulas set forth above shall be adjusted to reflect the average closing price for one Buyer Share as reported by the Nasdaq National Market for the ten trading days immediately preceding the Closing Date. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time. Schedule 1 attached hereto illustrates how the Parties intend the Conversion Ratio to operate (without giving effect to any subsequent equitable or price adjustments).

    (vi) Buyer Shares. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

  (e) Procedure for Exchange of Target Shares, Warrants and Options.

    (i) Immediately after the Effective Time, (A) the Buyer will furnish to ChaseMellon Shareholder Services (the "Exchange Agent") a list of the names, addresses, certificate numbers, certificate amounts and certificate dates with respect to the Target Shares, warrants to purchase Target Shares (the "Target Warrants"), Target Stockholders, and Target Warrant holders and (B) the Buyer will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit B to each record holder of outstanding Target Shares or Target Warrants, as the case may be, for the holder thereof to use in surrendering the certificates which represented his or its Target Shares or Target Warrants in exchange for a certificate representing the number of Buyer Shares or warrants to purchase Buyer Shares (the "Buyer Warrants") to which he or it is entitled.

    (ii) The Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his or its certificates which represented Target Shares. The Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Buyer as a dividend or distribution in one or more of the permitted investments set forth on Exhibit C attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. The Buyer may cause the Exchange Agent to pay over to the Buyer any net earnings with respect to the investments, and the Buyer will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

    (iii) The Buyer may cause the Exchange Agent to return any Buyer Shares and dividends and distributions thereon, or any Buyer Warrants (including any additional Buyer Warrants issued upon adjustments thereto), remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares or holder of Target Warrants shall be entitled to look to the Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon, or the Buyer Warrants, to which he or it is entitled upon surrender of his or its certificates.

    (iv) The Buyer shall pay all charges and expenses of the Exchange Agent.

    (v) Immediately after the Effective Time, the Buyer will furnish to each holder of outstanding options to purchase Target Shares ("Target Options") a confirmation of outstanding Options (with instructions for its use) for the holder to use in confirming the number of Target Options, exercise price and vesting schedule and in surrendering all written Option agreements, if any, which represented his or her Target Options in exchange for a Stock Option Letter Agreement or Agreements representing options to purchase Buyer Shares (the "Buyer Options") to which he or she is entitled.

  (f) Closing of Transfer Records. From and after the Effective Time, the transfer books of the Target shall be closed and no transfer of Target Shares, or instruments convertible into Target Shares, shall thereafter be made. If, after the Effective Time certificates formerly representing Target Shares, or instruments convertible into Target Shares, are presented to the Buyer, they shall be canceled and exchanged for certificates representing Buyer Shares, or instruments convertible into Buyer Shares, as set forth in Section 2(d)(v) hereof.

  3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section
3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

  (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

  (b) Capitalization. The entire authorized capital stock of the Target consists of 20,000,000 Target Shares, of which 2,626,815 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Schedule 1 sets forth the outstanding Target Options and Target Warrants, or other outstanding or authorized purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. In addition, Target has Escrow Shares and Escrow Options subject to the Escrow Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

  (c) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Washington Business Corporation Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Target and its Subsidiaries need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

  (e) Filings with the SEC. The Target has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Target Public Reports"). Each of the Target Public Reports has complied in all material respects with the Securities Act and the Securities Exchange Act in effect as of their respective dates. None of the Target Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Target has delivered to the Buyer a correct and complete copy of each Target Public Report (together with all exhibits and schedules thereto and as amended to date).

  (f) Financial Statements. The Target has filed an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Period End"). The financial statements included in or incorporated by reference into such Target Public Report (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations of the Target and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Target and its Subsidiaries.

  (g) Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any change which would have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target and its Subsidiaries taken as a whole.

  (h) Undisclosed Liabilities. Neither the Target nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of the Target as of December 31, 1997 in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP, (ii) that were incurred after December 31, 1997 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) that either individually or in the aggregate would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target and its Subsidiaries taken as a whole. All material agreements currently in effect, including all material agreements, arrangements or understandings with directors and officers of the Target are or will be filed as Exhibits to the Target Public Reports.

  (i) First Quarter Results of Operations. Attached hereto as Exhibit D is the consolidated statement of operations of the Target for the quarter ended March 31, 1998 (the "Target March 31, 1998 Income Statement"). The Target March 31, 1998 Income Statement complies, as of the date thereof, in all material respects with the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder, presents fairly the results of operations of the Target and its Subsidiaries for such quarter, and is correct and complete in all material respects.

  (j) Brokers' Fees. None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

  (k) Continuity of Business Enterprise. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. Section 1.368-1(d).

  (l) Disclosure. The Definitive Target Proxy Materials will comply with the Securities Exchange Act in all material respects. The Definitive Target Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Target makes no representation or warranty with respect to any information that the Buyer will supply specifically for use in the Definitive Target Proxy Materials. None of the information that the Target will supply specifically for use in the Registration Statement, or the Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

  (m) Litigation. The Target is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge of any directors or executive officers of the Target, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

  (n) Pooling Treatment. To the Knowledge of any directors or executive officers of Target, there are no events or circumstances relating to Target which would preclude Target's ability to enter into a transaction to be accounted for as a "pooling of interests" under GAAP.

  4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section
4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

  (a) Organization. The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of the Buyer and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Buyer and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Buyer and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

  (b) Capitalization. The entire authorized capital stock of the Buyer consists of 100,000,000 Buyer Shares, of which 10,302,353 Buyer Shares are issued and outstanding, and 5,000,000 shares of preferred stock, without par value, none of which are issued and outstanding. All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. All other Buyer Shares have been duly authorized and are validly issued, fully paid and nonassessable. All of the Buyer Shares to be issued upon exercise of the Buyer Warrants and Buyer Options have been duly authorized, and, upon exercise thereof, will be validly issued, fully paid and nonassessable. Except as disclosed in or contemplated by the Buyer Public Reports, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock.

  (c) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Washington Business Corporation Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Buyer and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

  (e) Filings with the SEC. The Buyer has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Buyer Public Reports"). Each of the Buyer Public Reports has complied in all material respects with the Securities Act and the Securities Exchange Act in effect as of their respective dates. None of the Buyer Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (f) Financial Statements. The Buyer has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Period End"). The financial statements included in or incorporated by reference into such Buyer Public Report (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer and its Subsidiaries as of the indicated dates and the results of operations of the Buyer and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Buyer and its Subsidiaries.

  (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Period End, there has not been any change which would have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Buyer and its Subsidiaries taken as a whole.

  (h) First Quarter Results of Operations. Attached hereto as Exhibit E is the consolidated statement of income of the Buyer for the quarter ended March 31, 1998 (the "Buyer March 31, 1998 Income Statement"). The Buyer March 31, 1998 Income Statement complies, as of the date thereof, in all material respects with the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder, presents fairly the results of operations of the Buyer and its Subsidiaries for such quarter, and is correct and complete in all material respects.

  (i) Undisclosed Liabilities. Neither the Buyer nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of the Buyer as of December 31, 1997 in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP, (ii) that were incurred after December 31, 1997 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) that either individually or in the aggregate would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Buyer and its Subsidiaries taken as a whole. All material agreements currently in effect, including all agreements, arrangements or understandings with directors and officers of the Target are filed as Exhibits to the Target Public Reports.

  (j) Brokers' Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

  (k) Continuity of Business Enterprise. It is the present intention of the Buyer to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

  (l) Disclosure. The Registration Statement and the Prospectus will comply with the Securities Act and the Securities Exchange Act in all material respects. The Registration Statement and the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Registration Statement and the Prospectus. None of the information that the Buyer will supply specifically for use in the Definitive Target Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

  (m) Litigation. The Buyer is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge of any directors or executive officers of the Buyer, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

  (n) Pooling Treatment. To the Knowledge of any directors or executive officers of Buyer, there are no events or circumstances relating to Buyer which would preclude Buyer's ability to enter into a transaction to be accounted for as a "pooling of interests" under GAAP.

  5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through the earlier of Closing or termination of this Agreement.

  (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

  (b) Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 3(d) above.

  (c) Regulatory Matters and Approvals. Each of the Parties will (and the Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

    (i) Securities Act, Securities Exchange Act, and State Securities
  Laws. The Target will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Target Meeting. The Buyer will prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of the Buyer Shares (the "Registration Statement"). The filing Party in each instance will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Target, and the Target will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the filing Party may request. The Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Shares.

    (ii) Delaware General Corporation Law. The Target will call a special meeting of its stockholders (the "Special Target Meeting") as soon as practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Target will mail the Joint Disclosure Document to its stockholders and as soon as practicable. The Joint Disclosure Document will contain the affirmative recommendation of the board of directors of the Target in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of Target shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

  (d) Fairness Opinion and Comfort Letters. The Target will deliver to the Buyer on or before the date the Joint Disclosure Document is mailed to its stockholders (i) a copy of the opinion of Raymond James & Associates, Inc. as to the fairness of the Merger to the Target Stockholders from a financial point of view (the "Fairness Opinion"), which copy shall be for the information of Buyer but may not be relied upon by Buyer and (ii) a letter of Price Waterhouse LLP stating their conclusions as to the accuracy of certain information derived from the financial records of the Target and its Subsidiaries and contained in the Disclosure Document (the "Target Comfort Letter"). The Fairness Opinion shall be reasonably satisfactory to the Buyer in form and substance. The Target Comfort Letter shall be reasonably satisfactory to the Buyer in form and substance and shall be brought down as of the Closing Date. The Buyer will deliver to the Target on or before the date the Joint Disclosure Document is mailed to its stockholders a letter of Price Waterhouse LLP stating their conclusions as to the accuracy of certain information derived from the financial records of the Buyer and its Subsidiaries and contained in the Joint Disclosure Document (the "Buyer Comfort Letter"). The Buyer Comfort Letter shall be reasonably satisfactory to the Target in form and substance and shall be brought down as of the Closing Date.

  (e) Listing of Buyer Shares. The Buyer will use its best efforts to cause the Buyer Shares that will be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

  (f) Operation of Business. The Target will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

    (i) none of the Target and its Subsidiaries will authorize or effect any change in its charter or bylaws;

    (ii) none of the Target and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

    (iii) none of the Target and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

    (iv) none of the Target and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

    (v) none of the Target and its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

    (vi) none of the Target and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

    (vii) none of the Target and its Subsidiaries will make any change in employment terms for any of its directors or executive officers, or enter into any other arrangement or agreement with directors or executive officers, without the prior written consent of the Buyer, and none of the Target and its Subsidiaries will make any change in employment terms for any of its employees outside the Ordinary Course of Business; and

    (viii) none of the Target and its Subsidiaries will commit to any of the foregoing.

  (g) Full Access. The Target will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. The Buyer will (and will cause each of its employees and agents to) treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this Section 5(g), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments (and all copies) thereof which are in its possession. The provisions of this Section 5(g) relating to the Confidential Information will survive any termination of this Agreement.

  (h) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

  (i) Insurance and Indemnification.

    (i) The Buyer will provide each individual who served as a director or officer of the Target at any time prior to the Effective Time with liability insurance for a period of 36 months after the Effective Time in an amount not less than $5 million and otherwise no less favorable in coverage than any applicable insurance in effect immediately prior to the Effective Time; and

    (ii) The Buyer, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of the Target for the benefit of any individual who served as a director or officer of the Target at any time prior to the Effective Time.

  (j) Continuity of Business Enterprise. The Buyer will continue at least one significant historic business line of the Target, or use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

  (k) Pooling; Affiliate Certificate. Target will (i) not (and will cause each of its affiliates to not) take any action after the date of this Agreement which would have the effect of causing the Merger to fail to be accounted for as a "pooling of interests" under GAAP; (ii) cause each of its affiliates to sell Buyer Shares received in the Merger pursuant to Rule 144 under the Securities Act; and (iii) cause each of its affiliates to execute an Affiliate Certificate substantially in the form attached hereto as Exhibit F.

  (l) Pooling. Buyer will not (and will cause each of its affiliates to not) take any action after the date of this Agreement and prior to Closing which would have the effect of causing the Merger to fail to be accounted for as a "pooling of interests" under GAAP.

  (m) Solicitation. Unless this Agreement is terminated pursuant to Section 7:

    (i) The Target shall not initiate, solicit or encourage (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its respective officers or directors to take any such action, and the Target shall instruct and use its reasonable best efforts to cause its directors, officers, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by it) not to take any such action. If the Target receives any offer or proposal, written or otherwise, that constitutes, or may reasonably be expected to lead to, any Competing Transaction, the Target promptly shall inform the Buyer of such offer or proposal and the material terms thereof.

    (ii) Nothing contained in this Agreement shall prohibit the Target, subject to authorization by its Board of Directors, from (A) furnishing information to, or entering into discussions or negotiations with, any person or entity that, after the date hereof, makes a bona fide proposal to enter into a Competing Transaction, that on or after the date hereof has not been initiated, solicited or encouraged by the Target, (B) recommending to its stockholders or endorsing any, or entering into any definitive agreement with respect to any, such Competing Transaction, or (C) issue a communication to its stockholders of the type contemplated by Rule 14d-9(e) or 14e-2 under the Securities Exchange Act or otherwise communicate the Board of Directors' position with respect to such proposal to enter into a Competing Transaction to the Target's stockholders, if, with respect to
  (A), (B) or (C) above, (I) the Board of Directors of the Target determines in good faith that such Competing Transaction is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Competing Transaction, and would, if consummated, be more favorable to the Company's stockholders than the transactions contemplated by this Agreement, (II) the Board of Directors of the Target reasonably believes that the proposal is made in good faith, and (III) the Target provides prior notice to the Buyer.

    (iii) For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated under this Agreement) involving the Target: (A) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of the Target and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (C) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Target or the filing of a registration statement under the Securities Act in connection therewith; (D) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder) having been formed that beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of capital stock of the Target; or (E) any public announcement of a proposal, plan or intention to do any of the foregoing on any agreement to engage in any of the foregoing.

  (n) Post-Closing Covenants. After the Closing Date:

    (i) Buyer will use its reasonable best efforts to register, to the extent it has not already done so, the Buyer Shares issuable upon exercise of the Buyer Warrants and Buyer Options, and maintain a current prospectus with respect to such Buyer Shares until the expiration of such Buyer Warrants and Buyer Options, as the case may be;

    (ii) as soon as reasonably practicable, Buyer will use its reasonable best efforts to file with the Securities and Exchange Commission or otherwise publicly report an income statement and any other required financial statements covering at least thirty (30) days of post-Merger combined operations of Buyer and Target, subject to the business judgment of the Buyer Board of Directors to delay the filing of such financial results if such delay is in the best interests of Buyer's shareholders; provided that Buyer shall file such financial results as part of the Form 10-Q for the period ended September 30, 1998 and shall not commence a firm commitment underwriting of Buyer Shares until such combined financial results have been filed; and

    (iii) Michael D. Matte shall immediately enter into an employment agreement in substantially the form attached hereto as Exhibit L.

  6. Conditions to Obligation to Close.

  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (i) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval and comply with the 90% test set forth in Accounting Pronouncements Board Opinion No. 16, Business Combinations, and the interpretations and pronouncements promulgated thereunder;

    (ii) the Target and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

    (iii) all Subsidiaries of the Target shall have been merged with and into Target;

    (iv) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

    (v) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
  (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

    (vii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Buyer shall have specified in writing at least four business days prior to the Closing;

    (viii) the employment agreement by and between the Target and William E. Berry shall have been terminated;

    (ix) the Target shall have delivered to the Buyer a certificate signed by William E. Berry and Michael D. Matte to the effect that each of the conditions specified above in Section 6(a)(i)-(viii) is satisfied in all respects;

    (x) the Registration Statement shall have become effective under the Securities Act;

    (xi) the Buyer Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

    (xii) the Buyer shall have received from Broad and Cassel an opinion in substantially the form set forth in Exhibit G attached hereto, addressed to the Buyer, and dated the Closing Date;

    (xiii) the Buyer shall have received from Price Waterhouse LLP an unqualified opinion to the effect that the Merger will constitute a tax-free reorganization pursuant to Code Section 368(a)(1)(A) in substantially the form set forth in Exhibit H attached hereto, addressed to the Target and the Buyer, and dated the Closing Date;

    (xiv) the Buyer shall have received from Price Waterhouse LLP a "pooling of interests" letter in form and substance reasonably acceptable to Buyer, addressed to the Buyer (but providing for reliance thereon by the Target), and dated the Closing Date.

    (xv) the Target shall have received from Price Waterhouse LLP a "pooling of interests" letter in form and substance reasonably acceptable to Buyer, addressed to the Target (but providing for reliance thereon by the Buyer), and dated the Closing Date.

    (xvi) Each of the Target Comfort Letter and Buyer Comfort Letter shall have been brought down as of the Closing Date and shall be reasonably satisfactory to the Buyer in form and substance.

    (xvii) The Escrow Agreement shall have been canceled or terminated or the rights of all holders thereunder shall have been waived or otherwise extinguished.

    (xviii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

  The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

  (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (i) the Registration Statement shall have become effective under the Securities Act;

    (ii) the Buyer Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

    (iii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

    (iv) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
  (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

    (vi) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

    (vii) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

    (viii) the Target shall have received from Van Valkenberg Furber Law Group P.L.L.C. an opinion in substantially the form set forth in Exhibit H attached hereto, addressed to the Target, and dated the Closing Date;

    (ix) the Target shall have received from Price Waterhouse LLP an unqualified opinion to the effect that the Merger will constitute a tax-free reorganization pursuant to Code Section 368(a)(1)(A) in substantially the form set forth in Exhibit G attached hereto, addressed to the Target and the Buyer, and dated the Closing Date;

    (x) the Target Stockholders who will beneficially own 1% or more of the Buyer Shares at the Effective Time shall have been granted registration rights with respect to such Buyer Shares in accordance with the Agreement to be Bound by Registration Rights Agreement attached hereto as Exhibit J;

    (xi) the Buyer shall have entered into an employment agreement, subject to Closing, with William E. Berry in substantially the form attached hereto as Exhibit K;

    (xii) each of Target Comfort Letter and Buyer Comfort Letter shall have been brought down as of the Closing Date and shall be reasonably satisfactory to the Target in form and substance;

    (xiii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

  The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

  7. Termination.

  (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

    (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

    (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

    (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 1998, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement);

    (iv) the Target may terminate this Agreement by giving written notice to the Buyer at any time after the Special Target Meeting in the event this Agreement and the Merger fail to receive the Requisite Target Stockholder Approval;

    (v) any Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Effective Time in the event the Fairness Opinion is withdrawn;

    (vi) the Target may withdraw or modify its approval or recommendation of this Agreement and terminate this Agreement if the Board of Directors of the Target determines in good faith that a Competing Transaction (as defined by Section 5(m)) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Competing Transaction, and would, if consummated, be more favorable to the Company's stockholders than the transactions contemplated by this Agreement; provided, however, that the right of termination by the Target contemplated by this Section 7(a)(vi) may only be exercised if the Target shall have complied with all of the provisions of Section 5(m); or

    (vii) by either Party, if (a) there shall be a final nonappealable order of a federal or state court restraining or prohibiting the consummation of the Merger, or (b) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, that would make the consummation of the Merger illegal.

  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(g) above shall survive any such termination. Notwithstanding the foregoing, if the Target terminates this Agreement in accordance with Section 7(a)(vi), the Target shall pay to the Buyer a termination fee in the amount of One Million Dollars ($1,000,000).

  8. Miscellaneous.

  (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of the Buyer Shares, the provisions in Section 5(i) above concerning insurance and indemnification and the provisions in Section 5(n) concerning Post-Closing Covenants) will survive the Effective Time.

  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party and its counsel at least one day prior to making the disclosure).

  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning issuance of the Buyer Shares are intended for the benefit of the Target Stockholders, (ii) the provisions in Section 5(i) above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives and
(iii) the provisions in Section 5(n) above concerning certain post-closing covenants for the benefit of Buyer Shares, Buyer Warrants and Buyer Options.

  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  IF TO THE TARGET:

   William E. Berry                               Telephone: (561) 478-0022
   InTime Systems International, Inc.             Facsimile: (561) 689-4759
   1601 Forum Place
   West Palm Beach, FL 33401

  COPY TO:

   Michael D. Harris                              Telephone: (561) 844-3600
   Suite 400                                      Facsimile: (561) 845-0108
   712 U.S. Highway One
   West Palm Beach, FL 33401

  IF TO THE BUYER:

   Norbert W. Sugayan, Jr.                        Telephone: (425) 372-2747
   ARIS Corporation                               Facsimile: (425) 372-2798
   2229--112th Avenue NE
   Bellevue, WA 98004

  COPY TO:

   Bradley B. Furber                              Telephone: (206) 464-0460
   Van Valkenberg Furber Law Group P.L.L.C.       Facsimile: (206) 464-2857
   Suite 1200
   1325 Fourth Avenue
   Seattle, WA 98104

  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

  (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                     THIS SECTION INTENTIONALLY LEFT BLANK

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          ARIS CORPORATION


                                          By:        /s/ Paul Y. Song
                                             ---------------------------------
                                                  Paul Y. Song, President

                                          INTIME SYSTEMS INTERNATIONAL, INC.


                                          By:      /s/ William E. Berry
                                             ---------------------------------
                                                William E. Berry, President


For purposes of Section 5(n)(iii) (certain Post-Closing Covenants) only:

        /s/ Michael D. Matte
-------------------------------------
   Michael D. Matte, individually